EXHIBIT 99.1

PRESS RELEASE

             FREESTAR TECHNONLOGY CORPORATION REACHES TERMS WITH NEW INVESTORS FOR $9.2 MILLION FINANCING AND TERMINATES THE
                                 PRIOR FINANCING

DUBLIN, March 24, 2006--PR Newswire-FirstCall/ FreeStar Technology Corp. (OTC
BB: FSRT - News), an international card payments processor and technology company, today announced that it (i) terminated the previously announced private placement with a European finance group led by Soren Moberg and (ii) reached terms with new investors, lead by Olympia Holding AS, for $9.2 in financing on the same terms as the terminated financing. In addition, FreeStar announced that the first payment of $4.6 million had been received by the from the new investors.

As previously announced on February 1, 2006, FreeStar signed subscription agreements with a group of offshore investors led by Soren Moberg for the sale of an aggregate of $9.2 million in Company common stock, plus warrants. Due to the failure of the investment group to timely fund in full the first payment required for the purchase of shares and warrants, the Company terminated the Moberg financing; all shares and warrants issued thereunder were returned by the escrow holder to FreeStar for cancellation, and any funds received pursuant to the Moberg financing were returned by the escrow holder to the investors.

A group of European investors, lead by Olympia Holding AS, agreed to invest on the same terms and conditions that were negotiated with the Moberg investment group. FreeStar agreed to these terms with the Olympia, and Olympia and the new investors have already made the first payment of $4.6 million.

The terms agreed to with Olympia and the new investors provide for the purchase of 46 million newly issued shares under Regulations S of restricted common stock at $0.20 per share and two-year warrants to purchase 14 million shares at a strike price of $1.50, as well as an additional 36 million warrants at a strike prices ranging from $2.50 to $8.50. Olympia and the new investors have funded the initial up-front payment of $4.6 million, and have agreed to an additional $4.6 million payment three months later.

Paul Egan, chief executive officer of FreeStar Technology Corp., said, "Although I am deeply disappointed by the failure of the Moberg investment group to meet its funding obligations, we are excited about the new investment group lead by Olympia Holding. Olympia and the investors have demonstrated their commitment to the Company and this financing by funding the first payment of $4.6 million. We believe this financing will strengthen our balance sheet as well as provide capital to grow our business."

The Margaux Group, www.margauxgroup.ch, based in Geneva, Switzerland, acting as financial adviser, assisted in arranging the financing transaction. Carl Hessel, chief executive officer of the Margaux Group, is also a director of FreeStar Technology.

Complete terms of the financing arrangements are supplied in the 8-K filing with the United States Securities and Exchange Commission.

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ABOUT FREESTAR TECHNOLOGY CORP.

FreeStar Technology Corp. is a payment processing company. Its wholly owned subsidiary Rahaxi Processing Oy., based in Helsinki, has a robust Northern European BASE24 credit card processing platform. Rahaxi currently processes in excess of 1.3 million card payments per month for such companies as Finnair, Ikea and Stockman. The company, based in Dublin, Ireland, maintains satellite offices in Santo Domingo, Dominican Republic, Helsinki and Geneva. For more information, please visit http://www.freestartech.com

FORWARD-LOOKING STATEMENTS:

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. When used in this press release, the words "expects," "anticipates," "believes," "plans," "will" and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include, but are not limited to, statements regarding our adequacy of cash, expectations regarding net losses and cash flow, statements regarding our growth, our need for future financing, our dependence on personnel, and our operating expenses. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those discussed above as well as risks set forth above under "Factors That May Affect Our Results." These forward-looking statements speak only as of the date hereof. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The companies caution that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in FreeStar's Form 10-KSB filing and other filings with the U.S. Securities and Exchange Commission (available at www.sec.gov). FreeStar undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:
FreeStar Technology Corporation
Paul Egan
809-368-2001